REPORT OF VOTE BY PROXY COMMITTEE

                  CCB FINANCIAL CORPORATION

             1999 ANNUAL MEETING OF SHAREHOLDERS


I. We, the undersigned, have been duly appointed, jointly and severally, to vote at the Annual Meeting of the Shareholders of CCB Financial Corporation the shares of common stock of CCB Financial Corporation standing in the name of the shareholders of record at the close of business on February 26, 1999 who have filed valid appointments of proxy with the Secretary.

II. We, the undersigned, have been duly appointed, jointly and severally, to vote the shares of common stock of CCB Financial Corporation evidenced by valid appointments of proxy filed with the Secretary representing 32,272,565 shares of the total of 40,183,281 entitled to vote at such meeting, and we do hereby vote the total shares so presented as follows:

     Proposal No. 1 - Election of Directors:

     NOMINEE                    FOR              WITHHELD
     --------                 ---------         ----------
     Three-Year Term:
     Timothy B. Burnett       31,948,047        324,518
     Blake P. Garrett, Jr.    31,952,723        319,842
     Owen G. Kenan            31,951,161        321,404
     Bonnie McElveen-Hunter   31,944,441        328,124
     George J. Morrow         31,336,439        936,126
     Ernest C. Roessler       31,953,365        319,200
     H. Allen Tate, Jr.       31,917,339        355,226


     Proposal No. 2 - Ratification of Appointment of
     Independent Accounts:

                  FOR          AGAINST          ABSTAIN
                 -----         --------         --------
               32,122,854       34,106          115,603

     WITNESS our signatures this 27th day of April, 1999.


     /s/ LEO P. PYLYPEC
     ------------------
     Leo P. Pylypec

     /s/ W. HAROLD PARKER, JR.
     ------------------
     W. Harold Parker, Jr.

     /s/ MANUEL L. ROJAS
     ------------------
     Manuel L. Rojas